EXHIBIT 99.1

Contact:	John Beisler Vice President – Investor Relations CKE Restaurants, Inc. 805-745-7750
CKE RESTAURANTS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN
     CARPINTERIA, Calif. – October 10, 2005 – CKE Restaurants, Inc. (NYSE: CKR) today announced that its Board of Directors has approved the adoption of a stockholder rights plan (the “Plan”). Under the Plan, all stockholders of record as of the close of business on October 17, 2005 will receive a distribution of rights to purchase shares of a newly authorized series of preferred stock. The rights become exercisable in the event that a tender offer for at least 15 percent of CKE’s common stock is announced, or an acquirer acquires at least 15 percent of the shares of the common stock.
     “Our Board of Directors has adopted the Plan to help protect the long-term interests of the Company’s stockholders. While the Plan will not prohibit the acquisition of the Company, it establishes certain rights to ensure that should any unsolicited acquisition occur, it would be on terms that maximize value and are equitable to all stockholders,” stated Andrew F. Puzder, President and Chief Executive Officer. The adoption of the Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.
     The rights, which expire on December 31, 2008 (or on December 31, 2006 if the Plan is not ratified by the Company’s stockholders by that date), will be distributed to stockholders as of the close of business on October 17, 2005, the record date, as a non-taxable distribution. There will be no rights certificates issued unless certain conditions are met. The rights are not currently exercisable and will initially trade with CKE’s common stock.

CKE Restaurants, Inc. Adopts Stockholder Rights Plan
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Additional details regarding the Plan will be outlined in a summary to be mailed to stockholders as of the record date.
     As of the end of its fiscal second quarter on August 15, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,159 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,032 Carl’s Jr. restaurants, 2,011 Hardee’s restaurants and 100 La Salsa Fresh Mexican Grill® restaurants.
SAFE HARBOR DISCLOSURE
     Matters discussed in this news release contain forward-looking statements relating to future use and operation of the Plan that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Plan to operate differently than described above include, but are not limited to, legal challenges to the implementation or operation of the Plan by stockholders or potential acquirers or changes in laws or regulations applicable to the operation of plans like the Plan, or particular provisions thereof.
     Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.
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